EXHIBIT C












                            SERIES B PREFERRED STOCK



                          AND WARRANT PURCHASE AGREEMENT



                             between



                      AMERICAN COMMUNICATIONS SERVICES, INC.

                                     and

                             THE PURCHASERS NAMED IN

                                 SCHEDULE 2.1



                                JUNE 26, 1995



                         TABLE OF CONTENTS

                                                            Page


1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . .1

2.  Sale, Purchase and Closing. . . . . . . . . . . . . . . . .7
     2.1.  Sale and Purchase of Initial Shares and Initial
           Warrants . . . . . . . . . . . . . . . . . . . . . .7

     2.2.  Closing for Initial Shares and Initial Warrants . . 7
     2.3.  Purchase of Deferred Shares and Deferred Warrant . . 7
     2.4.  Closing for Purchase of Deferred Shares and
           Deferred Warrant . . . . . . . . . . . . . . . . . . 9

3.  Representations and Warranties. . . . . . . . . . . . . . . 9
     3.1.  Representations and Warranties of the Purchasers. .  9
          3.1.1.  Existence and Power. . . . . . . . . . . . .  9
          3.1.2.  Authorization. . . . . . . . . . . . . . . .  9
          3.1.3.  Consents of Third Parties. . . . . . . . . .  9
          3.1.4.  Litigation. . . . . . . . . . . . . . . . . .10
          3.1.5.  Investment. . . . . . . . . . . . . . . . . .10
          3.1.6.  Brokers. . . . . . . . . . . . . . . . . . . 10
          3.1.7.  Understanding Among the Purchasers. . . . . .10
3.2.  Representations and Warranties of the Company. . . . .  .11
          3.2.1.  Existence and Power. . . . . . . . . . . . . 11
          3.2.2.  Authorization. . . . . . . . . . . . . . . . 11
          3.2.3.  Consents of Third Parties. . . . . . . . . . 11
          3.2.4.  Litigation. . . . . . . . . . . . . . . . . .12
          3.2.5.  Subsidiaries. . . . . . . . . . . . . . . . .12
          3.2.6.  Records. . . . . . . . . . . . . . . . . . . 13
          3.2.7.  Capitalization. . . . . . . . . . . . . . . .13
          3.2.8.  Financial Information. . . . . . . . . . . . 15
               3.2.8.1.  Financial Statements. . . . . . . . . 15
               3.2.8.2.  Liabilities. . . . . . . . . . . . . .15
               3.2.8.3.  Assets. . . . . . . . . . . . . . . . 15
          3.2.9.    Absence of Certain Changes. . . . . . . . .16
          3.2.10.   Taxes. . . . . . . . . . . . . . . . . . . 17
          3.2.11.   Other Agreements. . . . . . . . . . . . . .17
          3.2.12.   Waivers. . . . . . . . . . . . . . . . . . 20
          3.2.13.   Agreements Regarding Employees. . . . . . .10
          3.2.14.   Employee Benefit Plans and Benefit
                    Arrangements. . . . . . . . . . . . . . . .21
          3.2.15.   Compliance With Law. . . . . . . . . . . ..22
          3.2.16.   Real Property. . . . . . . . . . . . . . . 22
               3.2.16.1.  Owned Real Property. . . . . . . . . 22
               3.2.16.2.  Leases. . . . . . . . . . . . . . . .22
               3.2.16.3.  Easements and Rights of Way. . . . . 22
          3.2.17.  Proprietary Rights. . . . . . . . . . . . . 22
               3.2.17.1.  General. . . . . . . . . . . . . . . 22
               3.2.17.2.  Litigation. . . . . . . . . . . . . .23
               3.2.17.3.  Trade Secrets. . . . . . . . . . . . 23
          3.2.18.   Environmental Matters. . . . . . . . . . . 24
          3.2.19.   Permits and Licenses. . . . . . . . . . . .24
          3.2.20.   Related Party Transactions. . . . . . . . .24
          3.2.21.   Insurance. . . . . . . . . . . . . . . . . 25
          3.2.22.   Disclosure. . . . . . . . . . . . . . . . .25
          3.2.23.   Offering and Approvals. . . . . . . . . .  26
          3.2.24.   Brokers. . . . . . . . . . . . . . . . . . 27
          3.2.25.   Leasehold Interests. . . . . . . . . . . . 27
          3.2.26.   Loans and Advances. . . . . . . . . . . . .27
          3.2.27.   Assumptions, Guarantees, etc. of
                    Indebtedness of Other Persons. . . . . . . 27
          3.2.28.   Significant Customers and Suppliers. . . . 28
          3.2.29.   Further Equity Financing. . . . . . . . . .28

4.  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . 28

5.  General Post-Closing Covenants. . . . . . . . . . . . . . .29
     5.1. Financial Data. . . . . . . . . . . . . . . . . .  . 31
     5.2. Books of Record and Account; Reserves; Reporting. . .31
     5.3. Inspections. . . . . . . . . . . . . . . . . . . . . 31
     5.4. Triggering Events, Etc.. . . . . . . . . . . . . . . 32
     5.5. Observer. . . . . . . . . . . . . . . . . . . . . . .32
     5.6. Reserve for Conversion Shares and Warrants. . . . . .32
     5.7. Corporate Existence. . . . . . . . . . . . . . . . . 33
     5.8. Restrictive Agreements Prohibited. . . . . . . . . . 33
     5.9. Expenses of Directors. . . . . . . . . . . . . . . . 33
     5.10.     Obligations and Taxes. . . . . . . . . . . . . .33
     5.11.     Directors and Officers Liability Insurance. . . 33
     5.12.     No Actions Requiring Divestiture. . . . . . . . 34
     5.13.     Indemnification, Etc.. . . . . . . . . . . . . .34
     5.14.     Major Business Milestones. . . . . . . . . . . .34
     5.15.     Non-Operating Subsidiaries. . . . . . . . . . . 34
     5.16.     Amendment to the Charter and By-laws. . . . . . 34
     5.17.     Best Efforts to Close. . . . . . . . . . . . .  35
     5.18.     Delivery of Certain Employment Agreements. . . .35

6.   Conditions to the Obligations of the Purchasers. . . . . .35
     6.1. Opinion of Company's Counsel. . . . . . . . . . . . .35
     6.2. Representations and Warranties to be True and. . . . 36
          Correct. . . . . . . . . . . . . . . . . . . . . . . 36
     6.3. Performance. . . . . . . . . . . . . . . . . . . . . 36
     6.4. All Proceedings to be Satisfactory. . . . . . . . . .36
     6.5. Supporting Documents. . . . . . . . . . . . . . . . .36
     6.6. Registration Rights Agreement. . . . . . . . . . . . 37
     6.7. Election of Directors. . . . . . . . . . . . . . .  .37
     6.8. Stockholders Agreement. . . . . . . . . . . . . . . .37
     6.9. Employment Agreements. . . . . . . . . . . . . . . . 37
     6.10.     Certificate of Designations. . . . . . . . . . .38
     6.11      Subsidiary By-laws and Charters By-laws. . . . .38
     6.12.     Put Rights. . . . . . . . . . . . . . . . . . . 38
     6.13.     Preemptive Rights. . . . . . . . . . . . . . . .38
     6.14.     Execution and Delivery of this Agreement. . . . 38
     6.15.     Purchase by Other Purchasers. . . . . . . . . . 38
     6.16.     Amendment of AT&T Agreements. . . . . . . . . . 38
     6.17.     AT&T Agreements. . . . . . . . . . . . . . . . .39
     6.18.     Series A Preferred Stock Investment Agreements. 39
     6.19.     Debt Financing Commitments. . . . . . . . . . . 39
     6.20.     Fees of Purchaser's Counsel. . . . . . . . . . .39
     6.21.     Committees. . . . . . . . . . . . . . . . . . . 39
     6.22.     Fort Worth Debt Financing. . . . . . . . . . . .39
     6.23.     Series A Exchange and Waiver. . . . . . . . . . 40
     6.24.     Huff Warrants. . . . . . . . . . . . . . . . . .40
     6.25.     Director Indemnification Agreements. . . . . . .40

7.   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . .40
     7.1. Definition. . . . . . . . . . . . . . . . . . . . . .40
     7.2. Legend. . . . . . . . . . . . . . . . . . . . . . . .40
     7.3. Governing Law;  Consent to Jurisdiction. . . . . .  .40
          7.3.1.    Governing Law. . . . . . . . . . . . . . . 40
          7.3.2.    Consent to Jurisdiction. . . . . . . . . . 41
          7.4. Notices. . . . . . . . . . . . . . . . . . . . .41
     7.5. Further Assurances. . . . . . . . . . . . . . . . . .42
     7.6. Fees and Expenses. . . . . . . . . . . . . . . . .  .43
     7.7. Counterparts. . . . . . . . . . . . . . . . . . . . .43
     7.8  Equitable Relief. . . . . . . . . . . . . . . . . . .43
     7.9. Separability. . . . . . . . . . . . . . . . . . . . .43
     7.10.     Assignment. . . . . . . . . . . . . . . . . . . 43
     7.11.     Publicity. . . . . . . . . . . . . . . . . . . .43
     7.12.     Entire Agreement. . . . . . . . . . . . . . . . 43
     7.13.     Amendment and Modification; Waiver of
               Compliance; Conflicts. . . . . . . . . . . . . .44
     7.14.     Further Issuances of Preferred Stock. . . . . . 45
     7.15.     Survival of Agreements. . . . . . . . . . . . . 45
     7.16.     Brokerage. . . . . . . . . . . . . . . . . . . .45
     7.17.     Counterparts. . . . . . . . . . . . . . . . . . 45


                        LIST OF EXHIBITS AND SCHEDULES

Exhibits:
Form of Series B Warrant for Common Stock                      A
ING Warrant for 100,000 shares of Common Stock                 B
Charter Amendment                                              C
By-laws                                                        D
Legal Opinion of Ross & Hardies                                E
Registration Rights Agreement                                  F
Stockholders Agreement                                         G
Employment Agreement for George M. Tronsrue, III               H
Employment Agreement for Riley M. Murphy                       I
Employment Agreement for Douglas R. Hudson                     J
Letter Agreement to the Board of Directors of the Company      K
Series A-1 and B Certificate of Designations                   L
Stock Exchange Agreement                                       M
Series A Waiver                                                N
Huff Warrant for 100,000 Shares of Common
  Stock at $1.79 per share                                     O
Huff Warrant for 100,000 Shares of Common
  Stock at $2.50 per share                                     P
Director Indemnification Agreement                             Q

Schedules:
Purchasers                                                   2.1
Purchaser Brokers                                          3.1.6
Business Plan                                              3.2.1
Violations                                                 3.2.3
Litigation                                                 3.2.4
Subsidiaries                                               3.2.5
Capitalization                                             3.2.7
Recent Liabilities                                       3.2.8.2
Recent Asset Sales                                       3.2.8.3
Certain Charges                                            3.2.9
Tax Non-compliance                                        3.2.10
Certain Material Contracts               3.2.11(A) and 3.2.11(B)
Employee Agreements                                       3.2.13
Employee Benefit Plans                                    3.2.14
Compliance with the Law Exceptions                        3.2.15
Leases                                                  3.2.16.2
Easements                                               3.2.16.3
Proprietary Rights                                      3.2.17.1
Absent Permits and Licenses                               3.2.19
Affiliate Transactions                                    3.2.20
Insurance                                                 3.2.21
Company Brokers                                           3.2.24
Guaranties and Assumptions                                3.2.27
Use of Proceeds Exceptions                                     4
Major Business Milestones                                   5.15
Put Rights to be Waived                                  6.12(A)
Put Rights to be Assigned                                   6.12
Put Rights Remaining                                        6.12


                  SERIES B PREFERRED STOCK AND
                   WARRANT PURCHASE AGREEMENT


          Series B Preferred Stock and Warrant Purchase Agreement (the "Agreement"), dated as of June 26, 1995, between American Communications Services, Inc., a Delaware corporation (the "Company"), and the purchasers named on Schedule 2.1 of this Agreement (individually, a "Purchaser", and collectively, the "Purchasers").

          The parties agree as follows:

          SECTION 1. Definitions. As used herein, the following terms shall have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "1993 Act" shall have the meaning set forth in Section
3.1.5.

          "5% Shareholders" shall have the meaning set forth in
Section 3.2.20.

          "Accountants" shall have the meaning set forth in
Section 5.1.

          "ACSFW" shall mean American Communications Services of
Forth Worth, Inc.

          "ACSFW Agreement" shall mean the Purchase Agreement, dated February 28, 1995, among the Company, ACSFW and AT&T Credit
Corporation.

          "ACSL" shall mean American Communications Services of
Louisville, Inc.

          "ACSL Agreement" shall mean the Purchase Agreement, dated October 17, 1994, among the Company, ACSL and AT&T Credit
Corporation.

          "Affiliate" shall mean, with respect to any Person, (a) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (B) any partner of such Person, or (c) any Person who is a director or executive officer (i) of such Person, (ii) of any subsidiary of such Person, or (iii) of any Person described in clause (a) above, or, with respect to a stockholder of the Company, the Company; provided, that any Affiliate of a corporation shall be deemed an Affiliate of such corporation's shareholders. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect,
(i) to vote or direct the voting of more than 5% of the outstanding shares of the voting capital stock of such Person, or
(ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agreement" shall have the meaning set forth in the preamble.

          "AT&T Term Sheet" shall mean the ACS, Inc. Facility:
Summary of Terms and Conditions, dated April 5, 1994 and execute by ACSL and the Company and the letter dated May 16, 1995 from AT&T Capital Corporation regarding the availability of $31,250,000 to the Company and its Subsidiaries for special access networks.

          "Balance Sheet" shall have the meaning set forth in
Section 3.2.8.2.

          "Benefit Arrangement" means any life or health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, individual employment, consulting or severance contract or other policy or practice of the Company or any of its Subsidiaries providing employee or executive compensation or benefits to Employees, other than Employee Benefit Plans.

          "Budget" shall have the meaning set forth in Section
5.1.

          "Business Plan" shall have the meaning set forth in
Section 3.2.1.

          "By-laws" shall have the meaning set forth in Section
3.2.3.

          "Certificate of Designations" shall mean certificate of designations of the Company for the Series A-1 Preferred Stock and the Series B Preferred Stock; provided that the term Certificate of Designations shall apply to the corresponding portion of the Charter should the Charter be restated to include such Certificate of Designations.

          "CERCLA" shall have the meaning set forth in Section
3.2.18.

          "Charter" shall have the meaning set forth in Section
3.2.3.

          "Citations" shall have the meaning set forth in Section
3.2.18.

          "Closing" shall have the meaning set forth in Section
2.2.

          "Closing Date" shall have the meaning set forth in
Section 2.2.

          "Code" shall have the meaning set forth in Section
3.2.14.

          "Common Stock" shall mean the common stock, par value
$.01 per share, of the Company.

          "Company" shall have the meaning set forth in the preamble.

          "Deferred Shares" shall have the meaning set forth in
Section 2.3.

          "Deferred Warrant" shall have the meaning set forth in
Section 2.3.

          "Easements" shall have the meaning set forth in Section
3.2.16.3.

          "Employee" means any current (or former or retired, to the extent applicable) employee (or any employee on an approved leave of absence) of the Company or any of its Subsidiaries.

          "Employee Benefit Plan" means any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) maintained or contributed to by the Company or any of its Subsidiaries or any predecessor of the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries or any predecessor of the Company or any of its Subsidiaries participates or participated and that covers Employees, including any such plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), including any retiree medical or life insurance plan, and (ii) any such plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) ("Pension Plans").

          "Environmental Laws" shall mean all Federal, state and local laws, ordinances, regulations, rules and administrative orders relating to employee health and safety, air, water or noise pollution or otherwise relating to public health and safety or environmental protection (including the protection of endangered species), or the use, generation, manufacture, accumulation, storage, discharge, release, disposal or transportation of hazardous materials.

          "Financial Statements" shall have the meaning set forth in 3.2.8.1.

          "Fully-Diluted Basis" shall mean on a fully-diluted basis, assuming exercise or conversion, as appropriate, of every option, warrant, convertible security or other right to obtain any of the capital stock of the Company or any of its Subsidiaries whether or not then exercisable or convertible and not calculated by application of the "treasury method".

          "GAAP" shall have the meaning set forth in Section
3.2.8.1.

          "Huff" shall mean The Huff Alternative Income Fund,
L.P.

          "Immaterial Liens" shall have the meaning set forth in
Section 3.2.8.3.

          "ING" shall have the meaning set forth in Section 2.1.

          "Initial Shares" shall have the meaning set forth in
Section 2.1.

          "Initial Warrants" shall have the meaning set forth in
Section 2.1.

          "Investment Agreement" shall have the meaning set forth in Section 3.2.5.

          "Liens" shall have the meaning set forth in Section
2.1.

          "Material Contract" means any commitment, agreement, mortgage, license, lease, order, instrument or Proprietary Right required to be set forth on Schedule 3.2.11, 3.2.13, 3.2.16.2,
3.2.16.3 or 3.2.17.1.

          "Non-Operating Subsidiaries" shall have the meaning set forth in Section 3.2.5.

          "Non-Preferred Directors" shall mean all members of the board of directors of the Company other than the Preferred
Directors.

          "Person" shall mean any individual, corporation, general or limited partnership, joint venture, association,limited liability company, joint stock company, trust, business trust bank, trust company or estate (including any beneficiaries thereof), unincorporated organization, cooperation or association or government or any agency or political subdivision thereof, or other entity.

          "Preferred Directors" shall have the meaning set forth in the Certificate of Designations.

          "Proprietary Rights" shall have the meaning set forth in Section 3.2.17.1.

          "Purchasers" shall have the meaning set forth in the preamble.

          "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated the date hereof, among the Company, the Purchasers, and the other parties named therein.

          "Qualifying Holder" shall have the meaning set forth in
Section 5.1.

          "SEC" shall have the meaning set forth in Section
3.2.23.

          "Series A-1 Directors" shall have the meaning set forth in the Certificate of Designations.

          "Series A-1 Preferred Stock" shall mean SHARES of 9%
Series A-1 Convertible Preferred Stock, par value $1.00 per share, of the Company.

          "Series A Investors" shall mean all holders of Series
A-1 Preferred Stock as of the date hereof.

          "Series A Preferred Stock" shall mean shares of 9%
Series A Convertible Preferred Stock, par value $1.00 per share, of the Company.

          "Series B Directors" shall mean the Series B-1
Directors, the Series B-2 Directors, the Series B-3 Director, and the Series B-4 Director, collectively.

          "Series B-1 Directors" shall have the meaning set forth in the Certificate of Designations.

          "Series B-2 Directors" shall have the meaning set forth in the Certificate of Designations.

          "Series B-3 Director" shall have the meaning set forth in the Certificate of Designations.

          "Series B-4 Director" shall have the meaning set forth in the Certificate of Designations.

          "Series B-1 Preferred Stock" shall mean shares of 9%
Series B-1 Convertible Preferred Stock, par value $1.00 per share, of the Company.

          "Series B-2 Preferred Stock" shall mean shares of 9%
Series B-2 Convertible Preferred Stock, par value $1.00 per share, of the Company.

          "Series B-3 Preferred Stock" shall mean shares of 9%
Series B-3 Convertible Preferred Stock, par value $1.00 per share, of the Company.

          "Series B-4 Preferred Stock" shall mean shares of 9%
Series B-4 Convertible Preferred Stock, par value $1.00 per share, of the Company.

          "Series B Preferred Stock" shall mean shares of Series
B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3
Preferred Stock, and Series B-4 Preferred Stock.

          "Series B Preferred Shares" shall mean the Initial
Shares and the Deferred Shares.

          "Stockholders Agreement" shall mean the Stockholders
Agreement, dated the date hereof, among the Company, the Purchasers, and the other parties named therein.

          "Subsidiary" shall mean, as to the Company, any corporation of which not than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company, or by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

          "Superfund Notices" shall have the meaning set forth in
Section 3.2.18.

          "Transaction Documents" shall have the meaning set forth in Section 3.2.1.

          "Triggering Event" shall have the meaning set forth in
Section 5.1.

          "Warrants" shall mean the Initial Warrants and the Deferred Warrant.

          "Written Notice" shall have the meaning set forth in
Section 3.2.18.

          SECTION 2.  Sale, Purchase and Closing

          SECTION 2.1. Sale and Purchase of Initial Shares and Initial Warrants. The Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, free and clear of all claims, liens, charges, security interests and other encumbrances of any nature ("Liens"), the series of and the number of shares of Series B Preferred Stock set forth opposite that Purchaser's name on Schedule 2.1 (the "Initial Shares"). The Company agrees to issue and sell (i) to each Purchaser and each Purchaser agrees to purchase from the Company, free and clear of all Liens, a Warrant entitling such Purchaser, at its option, to purchase the number of shares of Common Stock set forth opposite that Purchaser's name on Schedule
2.1 at an initial exercise price of $0.01 per share of Common Stock in the form of Exhibit A, and (ii) to ING Equity Partners, L.P. I ("ING"), and ING agrees to purchaser from the company, free and clear of all Liens, a warrant entitling ING, at its option, to purchase 100,000 shares of Common Stock at an initial exercise price of $2.50 per share of Common Stock in the form of Exhibit B (collectively, the "Initial Warrants"). In consideration for such Initial Shares and the Initial Warrants, each Purchaser agrees to pay the Company, by wire transfer of immediately available funds, the amount set forth opposite that Purchaser's name on Schedule 2.1. The Company and the Purchasers, having adverse interests and as a result of arms' length bargaining, agree that (i) neither the Purchasers nor any of their Affiliates or associates have rendered or have agreed to render any services to the Company in connection with this Agreement or the issuance of the Initial Shares and Initial Warrants; and (ii) the Initial Warrants are not being issued as a form of compensation.

          SECTION 2.2. Closing for Initial Shares and Initial Warrants. The closing of the purchase and sale under Section 2.1 shall take place at the offices of Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019, at 10:00 a.m., New York time, on June 26, 1995 or at such other location, date or time as may be agreed upon by the Company and the Purchasers (such closing being called the "Closing" and such date and time being called the "Closing Date").

          SECTION 2.3.  Purchase of Deferred Shares and Deferred
Warrant.

          (a) The Company agrees to issue and sell to ING, and ING commits and agrees to purchase from the Company, free and clear of all Liens, 50,000 shares of Series B-4 Preferred Stock (the "Deferred Shares") and a warrant entitling ING, at its option, to purchase 214,286 (as appropriately adjusted to reflect all Recapitalization Events, as defined in the Certificate of Designations, occurring after the date hereof) of share of Common Stock at an initial exercise price of $0.01 (as appropriately adjusted to reflect all Recapitalization Events, as defined in the Certificate of Designations, occurring after the date hereof, such that the aggregate exercise price for the entire Deferred Warrant shall be no more than $2,142.86) per share of Common Stock in the form of Exhibit A (the "Deferred Warrant") subject only to the conditions set forth in Section 2.3(b) below; provided, that ING may at any time and from time to time prior to January 31, 1996, and at its option, waive the foregoing conditions and elect to purchase all or any portion of the Deferred Shares and the proportionate amount of the Deferred Warrant, by providing notice thereof to the Company, in which case, the purchase and sale of all or any portion of the Deferred Shares and the proportionate amount of the Deferred Warrant will be promptly consummated in accordance with this Agreement. The purchase price for the Deferred Shares and the Deferred Warrant shall be $4,997,857.14 in aggregate, payable to the Company by wire transfer of immediately available funds. The Company and ING, having adverse interests and as a result of arm's length bargaining, agree that (i) neither ING nor any of its Affiliates or associates have rendered or have agreed to render any services to the Company in connection with this Agreement or the issuance of the Deferred Shares and Deferred Warrant' and (ii) the Deferred Warrant is not being issued as a form of compensation.

          (b)  The foregoing purchase and sale of the Deferred
Shares and Deferred Warrant will be conditioned upon, and subject to, each of the following:

          (1) Such purchase and sale shall provide financing for the Greenville and Columbia, South Carolina municipal networks; the El Paso, Texas municipal network;and the Albuquerque, New Mexico or equivalent municipal network of the Company or other expenditures in accordance with the Business Plan;

          (2) Prior to or concurrently with such purchase and sale, the Company shall have entered into and borrowed under a definitive, final loan and security agreements with AT&T Credit Corporation or any other recognized lender relating to the Greenville and Columbia, South Carolina municipal networks; the El Paso, Texas municipal network; and the Albuquerque, New Mexico or equivalent municipal network which are similar to, or no less favorable to the Company in any material respect than, the loan and security agreements entered into prior to the date of this Agreement by the Company or its Subsidiaries with AT&T Credit Corporation;

          (3) The Company shall have delivered to ING an officer's certificate, dated as of the date of such purchase and sale, signed by the Chairman, President and Chief Financial
Officer of the Company, certifying the foregoing matters referred to in clauses (1) and (2); and

          (4) Such purchase and sale shall be closed by no later than January 31, 1996.

          SECTION 2.4. Closing for Purchase of Deferred Shares and Deferred Warrant. The closing of the purchase and sale of the Deferred Shares and Deferred Warrant shall occur on the fifth business day following the date of ING's notice referred to in
Section 2.3(a) or the satisfaction of the conditions referred to in Section 2.3(b) at the Company's principal executive offices, or at such other time, place and location as may be agreed by the Company and ING.

          SECTION 3.  Representations and Warranties

          SECTION 3.1.  Representations and Warranties of the
Purchasers. Each Purchaser represents and warrants to the Company and to each of the other Purchasers as follows:

          SECTION 3.1.1.  Existence and Power.  That Purchaser is
validly existing and in good standing under the law of the jurisdiction of its organization and has the full power and authority to enter into and perform this Agreement.

          SECTION 3.1.2. Authorization. The execution, delivery and performance by that Purchaser of this Agreement have been duly authorized by all necessary action, and this Agreement constitutes the valid and binding obligation of that Purchaser enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          SECTION 3.1.3. Consents of Third Parties. Except for conflicts, breaches, terminations, accelerations, defaults and violations specified in (b) and (c) below in this Section 3.1.3 that could not reasonably be expected to have a material adverse effect on that Purchaser's ability to perform its obligations under this Agreement, the execution, delivery and performance by that Purchaser of this Agreement will not: (a) violate or conflict with its partnership agreement, certificate of incorporation or by-laws or other similar organizational documents; (b) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any lease, mortgage, license, agreement, commitment or other instrument to which it is a party or by which it or any of its properties are bound; or (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to it or any of its properties or require any governmental consent, registration or approval.

          SECTION 3.1.4. Litigation. There is no judicial or administrative action or other proceeding pending or, to the best of the knowledge of that Purchaser, threatened, nor, to the best of the knowledge of that Purchaser, is there any governmental investigation pending or threatened, that questions the validity of this Agreement or any action taken or to be taken by it in connection with this Agreement. There is no litigation or other proceeding pending or, to the best of the knowledge of that Purchaser, threatened, nor, to the best of the knowledge of that Purchaser, is there any governmental investigation pending or threatened, nor is there any order, injunction or decree outstanding, against that Purchaser that would have a material adverse effect upon that Purchaser's ability to perform its obligations under this Agreement.

          SECTION 3.1.5. Investment. That Purchaser is an accredited investor (within the meaning of the rules and regulations under the Securities Act of 1933 (the "1933 Act")) and will be acquiring the Series B Preferred Shares and the Warrants for investment and not with a view to distribution in violation of the 1993 Act.

          SECTION 3.1.6.  Brokers.  Except as set forth in
Schedule 3.1.6, that Purchaser has not entered into any agreement, arrangement or understanding with any broker or finder in connection with the transactions contemplated by this Agreement.

          SECTION 3.1.7.  Understanding Among the Purchasers.
The determination of each Purchaser to purchase the Series B Preferred Shares and the Warrants pursuant to this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser. In addition, it is acknowledged by each of the Purchasers that none of the other Purchasers has acted as an agent of any Purchaser in connection with making its investment hereunder and that none of the Purchasers will be acting as an agent of any Purchaser in connection with monitoring its investment hereunder.

          SECTION 3.2.  Representations and Warranties of the
Company. The Company represents and warrants to each Purchaser as follows:

          SECTION 3.2.1. Existence and Power. The Company and each of its subsidiaries are corporations validly existing and in good standing under the laws of their respective states of incorporation. The Company has the full corporate power and authority to enter into and perform this Agreement, the Warrants the Registration Rights Agreement, the Stockholders Agreement and each other instrument it is executing and delivering in connection with this Agreement (collectively, the "Transaction Documents"). The Company and each of its Subsidiaries have the full corporate power and authority to carry on their businesses as now conducted and as contemplated by the business plan of the Company, dated January 20, 1995 and set forth on Schedule 3.2.1 (the "Business Plan"), and to own, lease and operate their properties as they now do and as contemplated by the Business Plan. The Company and, except as set forth on Schedule 3.2.5, each of its Subsidiaries are qualified to do business as foreign corporations in each jurisdiction in which they are required to be qualified and where the failure to be so qualified could have a material adverse effect on the business operations or financial condition of the Company or its Subsidiaries.

          SECTION 3.2.2. Authorization. The execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary action of the Company, and each of the Transaction Documents constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          SECTION 3.2.3. Consents of Third Parties. The execution, delivery and performance of each of the Transaction Documents by the Company will not: (a) violate or conflict with the certificate of incorporation of the Company, as amended (the "Charter", which shall include the Certificate of Designations and all other certificates of designations of the Company), or the by-laws of the Company, as amended (the "By-laws")or the certificate of incorporation or by-laws of any of the Company's Subsidiaries; (b) except as set forth on Schedule 3.2.7, conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any lease, mortgage, license, agreement, commitment or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its or their properties are bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to the company or any of its Subsidiaries or any of the Company's or its Subsidiaries' properties or, except as set forth on Schedule 3.2.3, require any governmental consent, registration or approval; or (d) result in the creation of any Lien upon the properties or assets of the Company or any of its Subsidiaries.

          SECTION 3.2.4. Litigation. There is no judicial or administrative action or other proceeding pending or, to the best of the knowledge of the Company, threatened, nor, to the best of the knowledge of the Company, is there any governmental investigation pending or threatened, that questions the validity of any of the Transaction Documents or any action taken or to be taken by the Company or any of its Subsidiaries in connection with any of the Transaction Documents. Except as set forth on
Schedule 3.2.4, there is no litigation or other proceeding pending or, to the best of the knowledge of the Company, threatened, nor, to the best of the knowledge of the Company, is there any governmental investigation pending or threatened, nor is there any order, injunction or decree outstanding, by or against the Company or any of its Subsidiaries or relating in any manner or to any material aspect of its or their properties or businesses (except any, such orders, injunctions or decrees and any administrative proceedings applicable generally throughout the industry in which the Company and its Subsidiaries operate). Except as set forth on Schedule 3.2.4, the Company has not received any opinion or memorandum from legal counsel to the Company to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business, financial condition, operations, property or affairs. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company or any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by the Company pending or threatened against others.

          SECTION 3.2.5. Subsidiaries. Except for the Subsidiaries and joint venture interests listed on Schedule 3.2.5, the Company does not have any equity or other interest in any other business. Except as set forth on Schedule 3.2.5, the Company owns all the outstanding capital stock of the Subsidiaries listed on Schedule 3.2.5. The merger or dissolution and liquidation of each of the Subsidiaries designated on
Schedule 3.2.5 of the Investment Agreement, dated October 21, 1994, among the Company and the investors named therein (the "Investment Agreement") as "Non-Operating Subsidiaries" (the "Non-Operating Subsidiaries") in the manner provided in Section
5.15 will not adversely affect the Company or any of the Company's other subsidiaries.

          SECTION 3.2.6.  Records.  Copies of all the
certificates of incorporation and by-laws of the Company and each of its Subsidiaries have been delivered to the Purchasers and are complete and correct, and the minute books of the Company and each of its Subsidiaries have been exhibited to the Purchasers and are complete and correct in all material respects.

          SECTION 3.2.7. Capitalization. Schedule 3.2.7 set forth (a) the states of incorporation of the Company and each of its Subsidiaries and where each is qualified to do business as a foreign corporation, (b) the authorized capital stock of the Company and each of its Subsidiaries, (c) the number of issued and outstanding shares of each class of capital stock of the Company and each of its Subsidiaries and (d) the number of shares of each such class reserved or otherwise committed for issuance under all outstanding securities, Benefit Arrangements and other agreements and instruments. Schedule 3.2.7 sets forth, as of the date hereof, the name of each owner or record and, to the actual knowledge of the Company, each beneficial owner of capital stock (except for changes in ownership occurring by way of trades of Common Stock among public stockholders after June 20, 1995), options, warrants, convertible securities and other rights to acquire capital stock of the Company and each of its Subsidiaries, the number of shares of each class of capital stock of the Company and its Subsidiaries owned by each owner, the number of shares of capital stock of the Company and its Subsidiaries issuable upon the exercise of conversion of all rights to obtain such capital stock as of the date of issuance of such rights, the date of issuance of each right to obtain shares of capital stock of the Company and its Subsidiaries, the number of shares of capital stock of the Company and its Subsidiaries issuable upon the exercise of conversion of all rights to obtain such capital stock as of the date hereof giving effect to the transactions contemplated hereby, the exercise of conversion price for such right to obtain capital stock as of the date hereof giving effect to the transactions contemplated hereby and the exercise period for such right to obtain capital stock as of the date hereof. Schedule 3.2.7 lists all agreements or instruments that evidence any options, warrants, convertible securities or other rights to obtain shares of the capital stock of the Company and its Subsidiaries. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Charter, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. All the issued and outstanding shares of capital stock of the Company and each of its Subsidiaries were duly authorized for issuance and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.2.7, all of the outstanding securities of the Company were issued in Company were issued in compliance with all applicable Federal and state securities laws. Except as set forth in the Transaction Documents or on Schedule 3.2.7 (x) there are no outstanding options, warrants, convertible securities or other rights of any kind to acquire any capital stock or any securities convertible into any capital stock of the Company or any of its Subsidiaries nor are there any obligations to issue any such capital stock, options, warrants, convertible securities or other rights or securities; (y) there are no restrictions of any kind on the transfer of the outstanding capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of its or their properties are bound, except those imposed by applicable Federal and state securities laws; and (z) there are no contracts, letters of intent or other understandings (whether formal or informal, written or oral, firm or contingent) that require or may require the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its or their capital stock or register the sale of any of its or their securities under the 1933 Act. Schedule 3.2.7 sets forth, for each contract, letter of intent or other understanding (whether formal or informal, written or oral, firm or contingent that requires or may require the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its or their capital stock, all terms of such repurchase, including the currently applicable repurchase price, the maximum repurchase price and the time period during which the Company may be required to repurchase any capital stock. Except as set forth in the Transaction Documents or on Schedule 3.2.7, there are no preemptive or similar rights with respect to the Company's or any of its Subsidiaries' capital stock. Except as set forth in the Transaction Documents or on Schedule 3.2.7, neither the Company nor, to the best knowledge of the Company, any shareholder of the Company is a party to any voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any capital stock of the Company, or any agreement with respect to the transferability, purchase or redemption of any capital stock of the Company or right to acquire such capital stock. Except as set forth on Schedule 3.2.7, neither the issuance of the Series B Preferred Shares and the Warrants nor the exercise of the Warrants and conversion of the Series B Preferred Shares will cause any anti-dilution or similar adjustment to the exercise price, conversion rate or the amount or nature of the property received upon exercise or conversion of any options, warrants, convertible securities or other rights to obtain shares of the capital stock of the Company or its Subsidiaries. Schedule 3.2.7 sets forth the percentage ownership of the Common Stock by each of ING Equity Partners, L.P. I, The Huff Alternative Income Fund, L.P., Apex Investment Fund I, L.P., Apex Investment Fund II, L.P., The Productivity Fund II, L.P., Environmental Private Equity Fund, L.P. and Argentum Capital Partners, L.P. on a Fully-Diluted Basis as of the Closing Date. Schedule 3.2.7 also sets forth the percentage ownership of the Common Stock, on a Fully-Diluted Basis as of the Closing Date, that ING Equity Partners, L.P.I would have if it were to purchase the Deferred Shares and Deferred Warrant on the Closing Date.

          SECTION 3.2.8.  Financial Information.

          SECTION 3.2.8.1. Financial Statements. The following financial statements have been delivered to each of the Purchasers (collectively, the "Financial Statements"): (a) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1995 (the "Balance Sheet"); (b) the audited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 1994 and 1993; (c) the unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries for the three-month periods ended September 30, 1994, December 31, 1994 and March 31, 1995; and (d) the audited consolidated statements of operations, Series A Preferred Stock and Common Stock holder equity (deficit) and cash flows of the Company and its Subsidiaries for the period May 17, 1989 (inception) to June 30, 1994 and each of the years ended June 30, 1994 and 1993. Each of the Financial Statements has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and fairly presents the Company's and its Subsidiaries' consolidated financial position and results of operations as of its respective date or for its respective period (subject, in the case of the Financial Statements referred to (a) and (c) above, to normal, recurring, year-end adjustments).

          SECTION 3.2.8.2. Liabilities. Except as set forth on the Balance Sheet or on any Schedule to this Agreement, neither the Company nor any of its Subsidiaries (i) has any debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise or (ii) is a party to a contract, letter of intent, commitment or other understanding which will result in it having any debts, liabilities or obligations, other than debts, liabilities and obligations that have been incurred by the Company or its Subsidiaries since the date of the Balance Sheet in the order course of business and consistent with past practice or that are set forth on Schedule 3.2.8.2.

          SECTION 3.2.8.3. Assets. The Company and each of its Subsidiaries have good and valid title to their properties and assets as reflected on the Balance Sheet (other than properties and assets disposed of since the date of the Balance Sheet in the ordinary course of business and consistent with past practice and that are set forth on Schedule 3.2.8.3), and, except as set forth in the notes to the Balance Sheet or on Schedule 3.2.8.3, all such properties and assets are free and clear of all Liens, other than Liens for current taxes not yet due and payable and imperfections of title, if any, not material in amount and not materially detracting from the value of impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company or any Subsidiary (such immaterial imperfections of title, collectively, the "Immaterial Liens").

          SECTION 3.2.9. Absence of Certain Changes. Since the date of the Balance Sheet, (i) there has been no change in the assets, liabilities or financial condition of the Company and its Subsidiaries from that reflected in the Balance Sheet except for changes in the ordinary course of business which in the aggregate have not been materially adverse and (ii) none of the business, financial condition, operations, property or affairs of the Company and its Subsidiaries has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against; provided, that operating losses in the ordinary course of business subsequent to the date of the Balance Sheet shall not be considered as such a materially adverse occurrence or development. Since the date of the Balance Sheet, except as set forth on Schedule 3.2.9, neither the Company nor any of its Subsidiaries has (a) issued any stock, bonds or other securities, (b) borrowed any amount or incurred any liabilities (absolute or contingent), other than liabilities incurred in the ordinary course of business and consistent with past practice and that do not exceed $100,000 in the case of any one liability or any series of related liabilities, (c) discharged or satisfied any Lien or paid any obligation or liability (absolute, accrued or contingent), other than current liabilities reflected on the Balance Sheet, (d) declared, set aside or made any payment or distribution to shareholders or purchased or redeemed any shares of its capital stock or other securities, (e) mortgaged, pledged or otherwise subjected to a Lien any of its assets, tangible or intangible, other than Liens for current taxes not yet due and payable and Immaterial Liens,
(f) sold, assigned or transferred any of its tangible assets or cancelled any debts or claims, (g) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets, permits, licenses, rights, Easements or other intangible assets,
(h) suffered any material loss of property, or waived any rights of substantial value, whether or not in the ordinary course of business, (i) made any change in executive compensation, (j) entered into any transaction the value of which exceeds $100,000,
(k) made capital expenditures, or commitments therefore, in excess of $100,000 in the aggregate, (l) suffered damage, destruction or casualty in excess of $50,000 in the aggregate,
(m) surrendered, had revoked or suspended or otherwise terminated or had terminated any license, permit, Easement or other approval, authorization or consent from any court, administrative agency or other governmental authority relating to its business operations or construction of its systems, (n) made any material change in the manner of business or operations of the Company,
(o) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (p) entered into any commitment (contingent or otherwise) to do any of the foregoing.

          SECTION 3.2.10.  Taxes.  Except as set forth on
Schedule 3.2.10, the Company and each of its Subsidiaries have
(a) filed, within the requisite time (including any extensions applied for), with the appropriate Federal, state and local taxing authorities all tax returns required to be filed by or with respect to them, and those tax returns are correct and complete in all material respects, and (b) paid in full or made adequate provision for the payment of all taxes, interest and penalties shown to be due on, or known to be due with respect to, those tax returns as well as all other taxes, assessments and governmental charges which have become due or payable, including, without limitation, all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties. All such taxes with respect to which the Company has become obligated pursuant to elections made by the Company in accordance with GAAP have been paid and adequate reserves have been established for all taxes accrued but not yet payable. Neither the Company nor any of its Subsidiaries has received any notice of deficiency or assessment from any Federal, state or local taxing authority with respect to its liabilities for taxes that have not been fully paid or finally settled, nor, to the best of the knowledge of the Company, is there a pending or threatened investigation by any such authority with respect to the Company's or any of its Subsidiaries' taxes. The Federal income tax returns of the Company have never been audited by the Internal Revenue Service. There is no tax lien, whether imposed by any Federal, state, county or local taxing authority, outstanding against the assets, properties or business of the Company. Neither the Company nor any of its stockholders has ever filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), relating to collapsible corporations.

          SECTION 3.2.11. Other Agreements. Except as set forth in Schedule 3.2.11(A), the Company is not a party to or otherwise bound by any written or oral contract or instrument or other restriction which individually or in the aggregate could materially adversely affect the business, financial condition, operations, property or affairs of the Company. Except as set forth in Schedule 3.2.11(B), the Company is not a party to or otherwise bound by any written or oral:

          (a) commitment or agreement to which the Company or any of its Subsidiaries is a party for the purchase of any materials, supplies or services that involves or will involve an expenditure by it within any 12-month period of more than $100,000;

          (b) personal property lease under which the Company or any of its Subsidiaries is either a lessor or lessee that involves annual payments or receipts of more than $100,000;

          (c) agreement with customers that involves annual payments to the Company or any of its Subsidiaries of more than $100,000;

          (d) agreement between the Company or any of its Subsidiaries, on the one hand, and any of its or their Affiliates, associates or shareholders, on the other hand, other than (i) agreements solely between or among any of the Company and its Subsidiaries and (ii) agreements set forth on Schedule 3.2.13 or 3.2.14 or Exhibit A to Schedule 3.2.7;

          (e) agreement under which the Company or any of its Subsidiaries is restricted from engaging in any business in any geographic area or is otherwise limited or restricted in its or their right to compete in any respect;

          (f) agreement to which the Company or any of its Subsidiaries is a party containing any provisions relating to a change in control of the Company or any of its Subsidiaries;

          (g) agreement under which the Company or any of its Subsidiaries has agreed to register the sale of any of its securities under the 1933 Act;

          (h) loan or credit agreement to which the Company or any of its Subsidiaries is a party or to which any of them or their properties or assets may be subject;

          (i) agreement under which the Company or any of its Subsidiaries has granted, or agreed to grant, a lien on any of its Assets;

          (j) agreement under which the Company or any of its Subsidiaries has any obligation or liability to purchase any of its or any other issuer's securities;

          (k) distributor, dealer, manufacturer's representative or sales agency contract or agreement which is not terminable on less than ninety (90) days' notice without cost or other liability to the Company;

          (l) sales contract which entitles any customer to a rebate or right of set-off, to return any product to the Company after acceptance thereof or to delay the acceptance thereof, or which varies in any material respect from the Company's standard form contracts;

          (m) contract or other commitment with any supplier containing any provision permitting any party other than the Company to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Company to meet its obligations under the contract when due or the occurrence of any other event;

          (n) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

          (o) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or other plan, contract or understanding pursuant to which benefits are provided to any employee of the Company (other than group insurance plans applicable to employees generally);

          (p) guaranty of any obligation for borrowed money or otherwise;

          (q) voting trust or agreement, stockholders' agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of the Company;

          (r) agreement, or group of agreements with the same party or any group of parties which are Affiliates, under which the Company has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

          (s) assignment, license or other agreement with respect to any form of intangible property;

          (t) other contract or group of related contracts with the same party involving more than $100,000 or continuing over a period of more than six months from the date or dates thereof (including renewals or extensions optional with another party), which contract or group of contracts is not terminable by the Company without penalty upon notice of thirty (30) days or less, but excluding any contract or group of contracts with a customer of the Company for the sale, lease or rental of the Company's products or services if such contract or group of contracts was entered into by the Company in the ordinary course of business; or

          (u) other contract, plan, arrangement, commitment, agreement and instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties are bound that requires aggregate annual payments by the Company and its Subsidiaries of more than $100,000 or a copy of which would be required to be filed with the SEC as an exhibit to a registration statement on Form S-1 if the Company were registering securities under the 1933 Act, other than (i) items referred to in (a) through (t) above, (ii) any Employee Benefit Plans,
          (iii) any Benefit Arrangements and (iv) any agreements set forth on Schedule 3.2.13, 3.2.16.2, 3.2.16.3 or
          3.2.17.1;

The Company and, to the best of the Company's knowledge, each other party thereto have in all material respects performed all obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) in any material respect under any Material Contract now in effect to which the Company is a party or by which it or its property may be bound. The Company has no present expectation or intention of not fully performing all its obligations under each such Material Contract, and the Company has no knowledge of any breach or anticipated breach of the other party to any Material Contract to which the Company is a party. The Company is in substantial compliance with all of the terms and provisions of its Charter and By-laws, as amended.

          SECTION 3.2.12.  Waivers.  Except as set forth on
Schedule 3.2.12, neither the Company nor any of its Subsidiaries has waived any of its or their rights under any Material Contract. No party has notified the Company or any of its Subsidiaries of its intention to cease to perform any of its obligations under any Material Contract, and each of the Material Contracts is in full force and effect.

          SECTION 3.2.13. Agreements Regarding Employees. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar labor agreement and the Company is not aware of efforts or actions by any of its or its Subsidiaries' employees to organize or join a labor union or similar organization for collective bargaining purposes. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws and regulations respecting labor, employment, discrimination, fair employment practices, terms and conditions of employment, wage and hour restrictions and the like. Except as set forth on Schedule 3.2.13, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement, arrangement, understanding, commitment or letter of intent, including severance agreements, with any current or former employee or consultant. Set forth on
Schedule 3.2.13 is a list of all employees of the Company and its Subsidiaries, with their annual cash compensation as of the date of this Agreement. Except as set forth on Schedule 3.2.13, no senior officer or key employee or group of senior officers or key employees of the Company or any of its Subsidiaries has notified the Company or any of its Subsidiaries that he, she or they intend to terminate his, her or their employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has a present intention to terminate any senior officer or key employee or group of senior officers or key employees. Except as set forth on Schedule 3.2.13, there are no actual or, to the best of the knowledge of the Company, contemplated material disputes involving the current or former employees of the Company or any of its Subsidiaries. No officer or key employee of the Company has advised the Company (orally or in writing) that he intends to terminate employment with the Company. Each of the officers of the Company, each key employee and each other employee now employed by the Company who has access to confidential information of the Company has executed a non-disclosure and non-competition agreement, and such agreements are in full force and effect.

          SECTION 3.2.14. Employee Benefit Plans and Benefit Arrangements. Set forth on Schedule 3.2.14 is a list and brief description of all Employee Benefit Plans and all material Benefit Arrangements. With respect to each of those Employee Benefit Plans and Benefit Arrangements, the Company has, to the extent applicable, delivered to the Purchasers copies of: (a) all plan and related trust documents (including amendments): (b) the most recent summary plan description and the most recent annual report and actuarial report; and (c) the most recent determination letter from the Internal Revenue Service; no event has occurred for which, and there exists no condition or set of circumstances under which, to the best of the knowledge of the Company, the Company or any of its Subsidiaries or any Pension Plan could be subject to any material liability under Section 502 of ERISA or Section 4975 of the Internal Revenue Code of 1986 (the "Code"). With respect to each such Employee Benefit Plan and Benefit Arrangement: (x) the Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Employee Benefit Plan or Benefit Arrangement and with the requirements prescribed by all applicable statutes, orders and governmental rules and regulations, including, but not limited to, ERISA and the Code; (y) each Pension Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification; its related trust has been determined to be exempt from taxation under Section 501(a) of the Code; and nothing has occurred that would adversely affect such qualification or exemption; and (z) there are no actions, qualification or exemption; and (z) there are no actions, proceedings or investigations (other than routine claims for benefits) pending or, to the best of the knowledge of the Company, threatened in respect of any Employee Benefit Plan or Benefit Amount.

          SECTION 3.2.15. Compliance With Law. Neither the Company nor any of its Subsidiaries is in violation of any applicable law, regulation, ordinance or other requirement of any governmental body or court, which violations singly or in the aggregate could have a material adverse effect on the Company or any of its Subsidiaries or its or their businesses or operations or the planned build-out of the systems contemplated by the Business Plan; no notices have been received by the Company or any of its Subsidiaries alleging any such violations; and, to the best of the knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation for any such violations. Except as set forth on Schedule 3.2.15, the Company and its Subsidiaries have all necessary permits, licenses and other material authorizations required to conduct their business as conducted and as proposed to be conducted.

          SECTION 3.2.16.  Real Property.

          SECTION 3.2.16.1.  Owned Real Property.  Neither the
Company nor any of its Subsidiaries owns any real property.

          SECTION 3.2.16.2.  Leases.  Set forth on Schedule
3.2.16.2 is a brief description of each lease of real property to which the Company or any of its Subsidiaries is a party.

          SECTION 3.2.16.3. Easements and Rights of Way. Set forth on Schedule 3.2.16.3 is a list and brief description of all easements, rights of way, licenses, franchise agreements, leases (other than those set forth on Schedule 3.2.16.2) and other similar property rights of the Company and each of its Subsidiaries (the "Easements"). Except as set forth on Schedule 3.2.16.3, the present and prospective uses of all the Easements are in accordance in all material respects with all applicable laws, ordinances, regulations and orders.

          SECTION 3.2.17.  Proprietary Rights.

          SECTION 3.2.17.1.  General.  Set forth on Schedule
3.2.17.1 is a list of all patents, trademarks, trade names, service marks, copyrights and applications therefor owned or used or held for use by the Company or any of its Subsidiaries or of which the Company is a licensor or licensee or in which the Company has any right ("Proprietary Rights"), specifying as to each, as applicable: (a) the nature of the Proprietary Right;
(b) the user of the Proprietary Right; and (c) material licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which any person is authorized to use the Proprietary Right. The Company and each of its Subsidiaries have used the Proprietary Rights without infringing any other party's rights in a manner that could materially and adversely affect the Company or any of its Subsidiaries and without any claim of any infringement and without any infringement by others. The Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know-how necessary to the conduct of its business as conducted and as proposed to be conducted in accordance with the Business Plan.
To the best of the Company's knowledge, all technical information developed by and belonging to the Company which has not been patented has been kept confidential. The Company has not granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of the Company.

          SECTION 3.2.17.2. Litigation. Neither the Company nor any of its Subsidiaries is a party in any pending or, to the best of the knowledge of the Company, threatened suit, action or proceeding that involves a claim of infringement of any Proprietary Right, and to the best of the knowledge of the Company there is no basis for any such claim (whether or not pending or threatened). No Proprietary Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting its use in the provision of any services by the Company or any of its Subsidiaries or any of its or their properties or restricting the licensing thereof to any person by the Company or any of its Subsidiaries. No claim is pending or to the best of the knowledge of the Company threatened to the effect that any such Proprietary Right owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, and to the best of the knowledge of the Company there is no basis for any such claim (whether or not pending or threatened).

          SECTION 3.2.17.3. Trade Secrets. No third party has claimed that any person consulting or otherwise employed or affiliated with the Company or any of its Subsidiaries has violated his or her employment or other contract with that third party, or disclosed or utilized any trade secrets or proprietary information or documentation of that third party or interfered in the employment or other relationship between that third party and any of its consultants, employees or affiliates. To the best knowledge of the Company, no third party has requested information from the Company which suggests that such a claim might be contemplated. To the best knowledge of the Company, no person consulting or otherwise employed or affiliated with the Company or any of its Subsidiaries has employed any trade secret or any information or documentation proprietary to any former employer, and no person consulting or otherwise employed or affiliated with the Company or any of its Subsidiaries has violated any confidential or contractual relationship that person may have had with any third party, in connection with the operations of the Company or any of its Subsidiaries and the Company has no reason to believe there will be any such employment or violation. To the best of the Company's knowledge, none of the execution or delivery of the Transaction Documents, or the carrying on of the business of the Company as officers, employees or agents by any officer, director or key employee of the Company, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a material breach of the terms, conditions or provisions of or constitute a material default under any contract, covenant or instrument under which any such person is obligated.

          SECTION 3.2.18. Environmental Matters. Neither the Company nor any of its Subsidiaries has received any notice from the United States Environmental Protection Agency or any other party ("Superfund Notices") that it is a potentially responsible person under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), any citations from any Federal, state or local governmental agency for noncompliance with such agency's requirements under Environmental Laws pertaining to the Company's or any of its Subsidiaries' businesses ("Citations") or any written notice from private parties alleging any such noncompliance (a "Written Notice"). There are no pending or unresolved Superfund Notices, Citations or Written Notices. To the best of the knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws.

          SECTION 3.2.19. Permits and Licenses. Except as set forth on Schedule 3.2.19, the Company and each of its Subsidiaries have all material permits, licenses, franchises and other authorizations, including all Easements, necessary for the conduct of their businesses as currently conducted (it being understood that the businesses as currently conducted include the businesses contemplated by the Business Plan to be conducted as of the date of this Agreement), and all such permits, licenses, franchises and authorizations, including Easements, are valid and in full force and effect.

          SECTION 3.2.20. Related Party Transactions. Except as set forth on Schedule 3.2.20 or in the Transaction Documents, neither the Company nor any of its Subsidiaries has engaged in any transaction with any of its shareholders that owns of record or, to the actual knowledge of the Company, beneficially more than 5% of the Company's outstanding shares of common stock ("5% Shareholders"), or any officers or directors of the Company or any of its Subsidiaries or, to the best knowledge of the Company, any Affiliates or associates of any of the foregoing. Schedule
3.2.20 sets forth all amounts paid (in any form of property or rights) between January 1, 1994 and the date hereof or payable within 90 days of the date hereof by the Company and any of its Subsidiaries to any of its 5% Shareholders, or any officers or directors of the Company or any of its Subsidiaries or, to the best knowledge of the Company, any Affiliates or associates of any of the foregoing. Except as set forth on Schedule 3.2.20 or in the Transaction Documents, none of the officers or directors of the Company or any of its Subsidiaries and, to the best knowledge of the Company, none of the 5% Shareholders and none of the Affiliates or associates of any of the foregoing has any interest (other than as a non-controlling holder of securities of a publicly traded company), either directly or indirectly, in any person (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (a) provides any services or designs, produces or sells any products or product lines or engages in any activity that is the same as, similar to or competitive with any activity or business in which the Company or any of its Subsidiaries is now engaged; (b) is a supplier of, customer of, creditor of or has an existing contractual relationship with the Company or any of its Subsidiaries; or
(c) has any direct or indirect interest in any asset or property used by the Company or any of its Subsidiaries or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of the Company or any of its Subsidiaries as now conducted or proposed to be conducted in the Business Plan.

          SECTION 3.2.21.  Insurance.  Set forth on Schedule
3.2.21 is a complete and correct list and brief description of the insurance policies the Company and its Subsidiaries have in effect. Such insurance constitutes adequate insurance for the businesses in which the Company or and each of its Subsidiaries are engaged within accepted industry standards and customs.

          SECTION 3.2.22. Disclosure. As of the date hereof, this Agreement, the Schedules and Exhibits to this Agreement, and the Business Plan and the Registration Statement referred to below, taken together, do not and, as of May 11, 1995, the Company's registration statement dated February 13, 1995 on Form SB-2, file number 33-87200, together with all amendments and supplements thereto (the "Registration Statement"), did not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading (it being understood that nothing in this representation is intended as a guarantee that any forecasted results included in the Business Plan or the Registration Statement will be realized). The Registration Statement complies in all material respects with the requirements of the 1993 Act and all regulations promulgated thereunder. There is no fact which the Company has not disclosed to the Purchasers and their counsel in writing and of which the Company is aware which materially and adversely affects or, based on the best of the knowledge of the Company given the facts and circumstances known to the Company as of the date hereof, is likely to have a material and adverse effect on the business, financial condition, operations, property or affairs of the Company and its Subsidiaries taken as a whole. The financial projections and other estimates delivered to the Purchasers were prepared by the Company based on the Company's experience in the industry and on assumptions of fact and opinion as to future events which the Company, at the date of such delivery, believed to be reasonable, but which the Company cannot and does not assure or guarantee the attainment of in any manner. As of the date hereof no facts have come to the attention of the Company which would, in its opinion, require the Company to revise or amplify the assumptions underlying such projections and other estimates or the conclusions derived therefrom.

          SECTION 3.2.23. Offering and Approvals. Neither the Company nor any persons authorized or employed by it as agent, broker, dealer or otherwise in connection with the offering or sale of the Series B Preferred Shares, the Warrants or any similar securities of the Company has offered any such securities for sale to, or solicited any offers to buy any such securities from, or otherwise approached or negotiated with respect thereto with, any person or persons other than the Purchasers or other institutions and persons who are accredited investors (within the meaning of the rules and regulations under the 1933 Act), and, assuming the accuracy of the representations and warranties of the Purchasers in Section 3.1.5, neither the Company nor any person acting on its behalf has taken or will take any actin (including, without limitation, any offer, issuance or sale of any securities under circumstances that might require the integration of such securities with the Series B Preferred Shares or the Warrants under the 1933 Act or the rules and regulations of the Securities and Exchange Commission (the "SEC") that might subject the offering, issuance or sale of the Series B Preferred Shares or the Warrants to the registration provisions of the 1933 Act. Subject to the accuracy of the representationes and warranties of the Purchasers set forth in Section 3.1.5, no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality (including any applicable Federal Communications Commission approval) is or will be necessary for the valid execution, delivery and performance by the Company of the Transaction Documents, the issuance, sale and delivery of the Series B Preferred Shares and the Warrants, the issuance and delivery of the shares of Common Stock upon the conversion of the Series B Preferred Shares, or the issuance and delivery of the Shares of Common Stock upon exercise of the Warrants, other than
(i) filings pursuant to state securities laws (all of which filings have been made by the Company) in connection with the sale of the Series B Preferred Shares and the Warrants and (ii) with respect to the Registration Rights Agreement, the registration of the shares covered thereby with the SEC and filings pursuant to state securities laws. Subject to the accuracy of the representations and warranties of the Purchasers set forth in Section 3.1.5, the consummation of the transactions contemplated hereby shall not violate any Federal, state or local law or regulation, including any regulation of the Federal Communications Commission.

          SECTION 3.2.24.  Brokers.  Except as set forth on
Schedule 3.2.24, neither the Company nor any of its Subsidiaries has entered into any agreement, arrangement or understanding with any broker or finder in connection with the transactions contemplated by the Transaction Documents. Schedule 3.2.24 sets forth all broker or finder fees and other amounts payable upon the consummation of the transactions contemplated hereby.

          SECTION 3.2.25. Leasehold Interests. Each lease or agreement to which the Company is a party under which it is a lessee of any property, real or personal, is a valid and subsisting agreement without any material default of the Company thereunder and, to the best of the Company's knowledge, without any material default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or Agreement or, to the best of the Company's knowledge, by any other party thereto. The Company's possession of such property has not been disturbed and, to the best of the Company's knowledge, no claim has been asserted against the Company adverse to its rights in such leasehold interests.

          SECTION 3.2.26. Loans and Advances. The Company does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances, except, in each case, for (i) advances to employees of the Company in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company and (ii) relocation expenses.

          SECTION 3.2.27. Assumptions, Guarantees, etc. of Indebtedness of Other Persons. Except as set forth on Schedule 3.2.27, the Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in a debtor, or otherwise to assure a creditor against loss), other than guaranties by the Company of obligations of its Subsidiaries and except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

          SECTION 3.2.28. Significant Customers and Suppliers. No customer which accounted for 10% or more of the Company's sales during the period covered by the financial statements referred to in Section 3.2.8 or which has been significant to the Company thereafter, or supplier which is currently a sole source supplier for one or more components necessary for the Company to deliver its services has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of services to the Company, as the case may be.

          SECTION 3.2.29. Further Equity Financing. The Company believes, as of the Closing Date, that, in the absence of changed circumstances arising after the Closing Date, the net proceeds to the Company from the sale of the Initial Shares, the Deferred Shares and the Warrants pursuant to this Agreement, should be sufficient so that the Company shall be able to proceed in accordance with the Business Plan until March 31, 1996 without the need to raise funds through placement, in return for cash, of any series of capital stock of the Company or its Subsidiaries or to grant any options, warrants or other rights to acquire any of the capital stock of the Company or its Subsidiaries other than in accordance with agreements existing as of the date hereof, the AT&T Term Sheet or the Company's 1995 Stock Option Plan.

          SECTION 4. Use of Proceeds. The Company shall apply all of the net proceeds to the Company form the sale of the Series B Preferred Shares and the Warrants under this Agreement, and the exercise of the Warrants to fund the build-out, acquisition and operation of the voice and data telecommunica-tions system as described in the Business Plan, to fund selling, general and administrative expenses substantially as described in the Business Plan, to fund selling, general and administrative expenses substantially as described in the Business Plan and for no other purposes. In any event, none of such proceeds shall be paid to any Affiliates of the Company other than pursuant to existing agreements or in the ordinary course of business, or used to repurchase any securities of the Company or shall be paid or used to make any payments to holders of securities of the Company, except as listed on Schedule 4, without the prior approval of each of the Series B Directors; provided, that, upon the occurrence of a Governance Change Circumstance (as defined in the Certificate of Designations), no such prior approval by the Series B-1 Directors shall be required. Notwithstanding the foregoing, all expenditures to be paid with such proceeds must be approved by the Preferred Directors prior to a commitment by the Company to such expenditures, which approval may be granted pursuant to the Board's approval of the Company's annual Budget. Notwithstanding any other provision of this Section 4, Section 4 shall not bar the Company from making payments under, and shall not require approval by the Series B Directors of, agreements that exist the date hereof, provided that such payments and agreements are disclosed on Schedule 4 or another Schedule attached hereto.

          SECTION 5. General Post-Closing Covenants. Except as otherwise provided below, as long as 25% of the Series B Preferred Shares originally issued pursuant to this Agreement are outstanding or any Purchaser or any of its transferees in a private placement holds at least 5% of the Common Stock on a Fully-Diluted Basis, the Company shall perform the following covenants;

          SECTION 5.1.  Financial Data.

               (a)  The Company shall furnish to each such
Purchaser and its transferees (a "Qualifying Holder") that, together with its Affiliates and associates, purchases or holds an aggregate of at least 5,000 Series B Preferred Shares or Warrant(s) exercisable into at least 50,000 shares of Common
Stock:

                    (i)  as soon as available and in any event
within 30 days after the end of each calendar month (45 days, in the case of a month coinciding with the end of a fiscal quarter of the Company), a consolidated balance sheet of the Company and its Subsidiaries, as of the end of each month and the related consolidated statements of income, retained earnings and cash flows for such month and such year to date, and supplemental schedules of consolidating balance sheets and consolidating statements of income (which will be prepared separately Subsidiary-by-Subsidiary and, if different, city-by-city), retained earnings and cash flows for each such month, all in reasonable detail and stating in comparative form the respective figures as of the end of and for the previous corresponding period and certified by the principal financial officer of the Company, to present fairly, in accordance with GAAP consistently applied, the information contained therein, subject to normal, recurring, year-end adjustments.

                    (ii)  within 90 days following the end of
each fiscal year, all consolidated financial statements certified without qualification by a firm of "big six" independent accountants (the "Accountants") selected by the Company and reasonably acceptable to a majority of the Preferred Directors, together with copies of all correspondence between the Company and the Accountants, including, but not limited to the Accountants' letter to management;

                    (iii)  as soon as available and in any event
within 90 days after the end of each fiscal year of the Company:
(A) a written statement of Accountants stating that, in making the examination necessary for their report on the Company's financial statements for that fiscal year, they obtained no knowledge of any Triggering Event, as defined in the Certificate of Designations (a "Triggering Event"), or default under any agreement that, if in existence on the date of this Agreement, would be a Material Contract or, if the Accountants shall have obtained knowledge of any such event, specifying the same and the nature and status thereof, and (B) a written statement of the Company's chief executive officer that he has no knowledge of any Triggering Event or any other material adverse event with respect to the Company or any of its Subsidiaries, or, if he has such knowledge, describing such Triggering Event or event in reasonable detail, with a statement of the Company's action with respect thereto taken or proposed;

                    (iv)  promptly after receipt, copies of any
management or other letter, audit reports or report as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) submitted by the Accountants to the Company;

                    (v)  as soon as available, copies of any
proxy statement, financial statement or report that the Company or any Subsidiary sends or makes available generally to any of its security holders, and of all regular and periodic reports and registration statements that the Company or any Subsidiary files with the SEC or with any securities exchange;

                    (vi)  immediately after the Company obtains
knowledge or any Triggering Event or default under any agreement that, if in existence on the date of this Agreement, would be a Material Contract, and promptly after the Company obtains knowledge of any other material adverse event with respect to the Company or any of its Subsidiaries, a written statement describing such Triggering Event or event in reasonable detail, with a statement of the Company's action with respect thereto taken or proposed;

                    (vii)  promptly on receipt, copies of any
material inquiry, threat or complaint (if the inquiry, threat or complaint is oral, then summaries of such inquiry, threat or complaint shall be provided) involving any legal, administrative or similar proceeding to which the Company or any Subsidiary may become a party or by which its assets may be affected (including, without limitation, the revocation or suspension of any license, permit, approval or Easement) (it being understood that this clause (vii) may be amended or waived at any time by the Purchasers of two-thirds of the Series B Preferred Shares);

                    (viii)  within 60 days after the end of each
fiscal year, a list showing the record holders of all outstanding equity securities and the numbers, on a Fully-Diluted Basis and a nondiluted basis, of securities held by each, and specifying all options, warrants and other rights to acquire equity securities, granted exercised or lapsed during the fiscal year, and all equity securities issued or sold during the fiscal year;

                    (ix) at least 30 days before the end of each fiscal year, a budget (a "Budget"), including projected monthly balance sheets and statements of income and cash flows for the following fiscal year and a projected balance sheet and statements of income and cash flows for that fiscal year, together with a brief written statement of the Company's chief executive officer in support of that Budget;

                    (x)  together with each set of financial
statements referred to in (i) above, (A) a comparison of the consolidated financial statements for each such period with the corresponding financial statements set forth in the Budget for that period, with variances delineated, (B) a ratio analysis for each such period, with a comparison of those ratios with the ratios set forth in the Budget for that period, with variances delineated, and (C) a brief written statement of the Company's chief executive officer with respect to operations, problems and achievements during the period, and setting forth goals for the ensuing month(s), as appropriate; and

                    (xi) until a Qualifying Offering, as defined in the Certificate of Designations (a "Qualifying Offering"), any other information, including financial statements and computations, relating to the performance of this Agreement and the affairs of the Company or any Subsidiary that the Qualifying Holder may from time to time reasonably request.

          SECTION 5.2. Books of Record and Account; Reserves; Reporting. The Company shall, and shall cause each Subsidiary to, keep proper books of record and account and set aside appropriate reserves, all in accordance with GAAP consistently applied. The Company shall not treat the transactions contemplated by the Transaction Documents in any manner that would impose upon any of the Purchasers or their partners any potential obligation, fee, liability, loss, claim, cost, expense, tax or damage, and any filing or information reporting made by the Company or any of its Subsidiaries with respect to the Transaction Documents or the transaction contemplated by the Transaction Documents shall be approved by the Preferred Directors in writing prior to any such filing.

          SECTION 5.3. Inspections. Prior to a Qualifying Offering, each Qualifying Holder may, on reasonable notice, visit and inspect the properties of the Company and each Subsidiary, examine and copy their books of record and account and discuss their affairs, finances and accounts with their officers, employees and independent accountants, all at such reasonable times as the Qualifying Holder may wish and in a manner that does not unreasonably interfere with or disrupt the business in any material respect.

          SECTION 5.4. Triggering Events, Etc. As long as any Series B Preferred Shares are outstanding, the Company shall comply with each provision of the Certificate of Designations, and shall use its best efforts not to cause, or suffer to exist or to continue to exist, any Triggering Events.

          SECTION 5.5. Observer. The Company shall use its best efforts to ensure that meetings of its board of directors are held at least four times each year and at least once each quarter. The Company shall, and shall cause each Subsidiary to, give the Qualifying Holders notices of all meetings of their respective boards of directors, and, for as long as any Qualifying Holder beneficially holds at least 5% of the Company's Common Stock on a Fully-Diluted Basis, such Qualifying Holder shall be entitled to designate an observer from time to time to attend any or all such meetings. The Company shall, and shall cause each Subsidiary to, from time to time reimburse such observer for reasonable out-of-pocket expenses incurred in attending such meetings.

          SECTION 5.6. Reserve for Conversion Shares and Warrants. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Series B Preferred Shares and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Series B Preferred Shares or otherwise to comply with the terms of this Agreement; provided, that, as the Company currently does not have sufficient authorized but unissued shares of Common Stock to effect conversion of all of the Series B Preferred Shares, Company shall not be obligated to do so until the Charter has been amended to read in its entirety as set forth in Exhibit C pursuant to Section 5.16. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the exercise of any outstanding warrants to purchase Common Stock and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the exercise of the Warrants or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Series B Preferred Shares or exercise of the Warrants, as the case may be, or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Series B Preferred Shares or in connection with the exercise of the Warrants.

          SECTION 5.7. Corporate Existence. The Company shall maintain and cause each of its Subsidiaries to maintain their respective corporate existence, rights and franchises in full force and effect, except with respect to the merger, dissolution or liquidation of Non-Operating Subsidiaries in accordance with the terms of Section 5.15.

          SECTION 5.8. Restrictive Agreements Prohibited. Neither the Company nor any of its Subsidiaries shall become a party to any agreement which by its terms conflicts with, restricts or would prohibit the Company's performance of the Transaction Documents or the Certificate of Designations.

          SECTION 5.9. Expenses of Directors. The Company shall promptly reimburse in full each director of the Company who is not an employee of the Company and who was elected as a director solely or in part by the holders of Series B Preferred Shares for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the board of directors of the Company or any Committee thereof.

          SECTION 5.10. Obligations and Taxes. The Company shall pay all of its indebtedness and obligations promptly and in accordance with their terms and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or its income or profits or in respect of its property, before the same shall become in default, as well as all lawful claims for labor and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge or to cause to be paid and discharged any indebtedness, obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books such reserves as are required by GAAP with respect to any such tax, assessment, charge, levy or claim so contested.

          SECTION 5.11. Directors and Officers Liability Insurance. The Company shall obtain a liability policy in a customary amount and on customary terms providing coverage for its directors and officers and shall indemnify its directors and officers against claims relating to their conduct as directors and officers. The Purchasers hereby acknowledge that the director and officer insurance policies attached within Schedule
3.2.21 shall be adequate for the purposes of this Section 5.11 until such time as the Company completes a Qualifying Offering.

          SECTION 5.12. No Actions Requiring Divestiture. The Company shall not take any action or commit to take any action that would require any of the Purchasers to sell or otherwise transfer any securities of the Company held by such Purchaser, pursuant to any Federal, state or local law or regulation, including any regulation of the Federal Communications Commission.

          SECTION 5.13. Indemnification, Etc. The Company shall indemnify and hold each Purchaser and its Affiliates and associates (including, for these purposes, its partners, members, officers, employees. representatives and other agents) harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and expenses) resulting from any breach of warranty or agreement or any misrepresentation by the Company under this Agreement.

          SECTION 5.14.  Major Business Milestones.  The major
business milestones, for the purpose of determining the occurrence of a Triggering Event, shall be as set forth on
Schedule 5.14.

          SECTION 5.15. Non-Operating Subsidiaries. As promptly as practicable after the date of this Agreement and in accordance with the letter, dated June 16, 1995, from the Company's accountants, KPMG Peat Marwick LLP, to the Company, the Company shall cause all the Non-Operating Subsidiaries to be (a) merged with the Company or one or more of the Subsidiaries of the Company other than another Non-Operating Subsidiary, or (b) dissolved and liquidated.

          SECTION 5.16.  Amendment to the Charter and By-laws.
At the next annual meeting of the Company's stockholders or prior to a Qualifying Offering, whichever is earlier, (or as soon as practicable, if any Purchaser gives the Company notice that such Purchaser intends to convert the Series B Preferred Shares held by such Purchaser), the Company shall take all actions required to (i) place the amendment of the Charter to read in its entirety as set forth in Exhibit C before the stockholders of the Company for a stockholder vote, (ii) cause the Stockholders to ratify any amendments to the By-laws which have been effected since August 25, 1994 and, (iii) if not previously effected, to cause the By-laws to be amended to read as set forth on Exhibit D. The Company shall, through its executive management and its board of directors, recommend to the stockholders approval of the amendment of the Charter to read in its entirety as set forth in Exhibit C and ratification or adoption, as the case may be, of amendments to the By-laws to read as set forth in Exhibit D at such annual meeting; provided, however, that such recommendations shall be subject to any action taken by the executive management and board of directors of the Company in the exercise of good faith judgment as to their respective fiduciary duties to the stockholders of the Company, which judgment shall be based upon the advice of independent counsel that a failure of the executive management or board of directors, respectively, to withdraw or change its recommendation would be likely to constitute a breach of its fiduciary duties to such stockholders. Thereafter, if the stockholders of the Company shall have approved such proposed amendments, the Company and the board of directors promptly shall take all actions necessary to fully and validly approve and file such amendment, to the extent required by law, with the Secretary of State of the State of Delaware. For so long as any shares of Series A-1 Preferred Stock or Series B Preferred Stock are outstanding, if the stockholders of the Company do not vote to approve such amendments or the fiduciary duties of the management and board of directors prevent the recommendation, approval or filing of such amendment, the Company shall follow the procedures of this Section 5.16 at each annual meeting until such amendments are validly approved and filed with the Secretary of State of the State of Delaware.

          SECTION 5.17. Best Efforts to Close. The Company shall use its best efforts to meet all conditions of Section 6 and to cause third parties to satisfy all conditions of Section 6 requiring any action by such third parties on or before June 26, 1995.

          SECTION 5.18. Delivery of Certain Employment Agreements. The Company shall deliver copies of the executed Third Amended and Restated Employment Agreements for Anthony J. Pompliano and Richard A Kozak attached as exhibits to the Letter Agreement entered into pursuant to Section 6.9 promptly upon execution thereof to the counsel to each of the Purchasers.

          SECTION 6. Conditions to the Obligations of the Purchasers. The obligations of each the Purchasers to purchase and pay for the Initial Shares and the Warrants being purchased by it on the Closing Date is, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

          SECTION 6.1.  Opinion of Company's Counsel.  The
Purchasers shall have received from Ross & Hardies, counsel for the Company, an opinion dated the Closing Date, in the form of Exhibit E.

          SECTION 6.2. Representations and Warranties to be True and Correct. The representations and warranties contained in
Section 3.2 shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Chief Executive Officer and President of the Company shall have certified to such effect to the Purchasers in writing.

          SECTION 6.3. Performance. The Company shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and the Chief Executive Officer and President of the Company shall have certified to the Purchaser in writing to such effect and to the further effect that all of the conditions set forth in this Section 6 have been satisfied.

          SECTION 6.4. All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

          SECTION 6.5. Supporting Documents. The Purchasers and their counsel have received copies of the following documents:

               (i) (A) the Charter, certified as of a recent date by the Secretary of State of the State of Delaware,
     (B) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the Company, the payment of all excise taxes by the Company and listing all documents of the Company on file with said Secretary and (C) a certificate of the Secretary of State of the jurisdiction of incorporation of each of the Company's Subsidiaries dated as of a recent date as to the due incorporation and good standing of such Subsidiary;

               (ii)  a certificate of the Secretary or an
     Assistant Secretary of the Company dated the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the By-laws as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of all resolutions adopted by the board of directors or the stockholders of the Company authorizing the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Stockholders Agreement, the issuance, sale and delivery of the Series B Preferred Shares and the Warrants and the reservation, issuance and delivery of the shares of common stock issuable upon exercise of the Warrants or conversion of Series B Preferred Shares and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, the Registration Rights Agreement and the Stockholders Agreement; (C) that the Charter has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i) (B) above; and (D) to the incumbency and specimen signature of each officer of the Company executing the Transaction Documents and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii); and

               (iii) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchasers or their counsel reasonably may request.

          SECTION 6.6.  Registration Rights Agreement.  The
Company and each of the other parties thereto shall have executed and delivered the Registration Rights Agreement in the form of Exhibit F.

          SECTION 6.7. Election of Directors. The number of directors constituting the entire board of directors of the Company shall have been fixed at nine (9). The number of directors constituting the entire board of directors of each of the Subsidiaries of the Company shall have been fixed at three
(3).

          SECTION 6.8. Stockholders Agreement. The Stockholders Agreement, in the form of Exhibit G, shall have been executed and delivered by the Company, Anthony J. Pompliano, Sr., Richard A. Kozak and the Series A Investors. Pursuant to the terms of the Stockholders Agreement, the Letter Agreement regarding co-sale and first refusal rights, dated October 21, 1994, from Anthony J. Pompliano, Sr. and Richard A. Kozak to the Series A Investors, shall have been terminated.

          SECTION 6.9. Employment Agreements. Each of the following Persons shall have entered into Employment Agreements with the Company in the forms of Exhibits H through J respectively and otherwise reasonably satisfactory in form and substance to the Purchasers, which such Employment Agreements shall amend and restate all prior employment agreements between such Persons and the Company and copies thereof shall have been delivered to counsel for the Purchasers: George M. Tronsrue, III, Riley M. Murphy and Douglas R. Hudson. Each of Anthony J. Pompliano, Sr. and Richard A. Kozak shall have entered into a Letter Agreement addressed to the Board of Directors of the Company and with the Company in the form of Exhibit K.

          SECTION 6.10. Certificate of Designations. The Certificate of Designations shall have been duly adopted by the Company and its board of directors and duly filed with the Secretary of the State of Delaware to read as set forth in Exhibit L.

          SECTION 6.11.  Subsidiary By-laws and Charters By-laws.
The by-laws and certificate of incorporation of each Subsidiary of the Company shall have been amended as required by and necessary to implement section 6(g) of the Certificate of Designations.

          SECTION 6.12. Put Rights. The obligations of the Company to repurchase, redeem or otherwise acquire its securities pursuant to each of the agreements listed of Schedule 6.12(A) shall have been modified in writing so as to be satisfactory in form and substance to each of ING and Huff. Apex Investment Fund II, L.P. shall have accepted in writing assignment of all obligations of the Company to repurchase, redeem or otherwise acquire any of the securities of the Company pursuant to each of the agreements listed on Schedule 6.12(B). No agreements, other than those listed on Schedule 6.12(C(, shall obligate the Company to repurchase, redeem or otherwise acquire its securities.

          SECTION 6.13. Preemptive Rights. All stockholders of the Company having any preemptive, first refusal or other rights with respect to the issuance of the Series B Preferred Shares, the Warrants or shares of Common Stock issuable upon conversion of the Series B Preferred Shares or exercise of the Warrants shall have irrevocably waived the same in writing.

          SECTION 6.14.  Execution and Delivery of this
Agreement. This Agreement shall have been executed and delivered by the Purchasers obligated hereunder to purchase 277,500 Series
B Preferred Shares and Warrants to purchase 1,289,282 shares of Common Stock for a total purchase price of $27,738,107.18.

          SECTION 6.15. Purchase by Other Purchasers. Each Purchaser shall have purchased and paid for the Initial Shares and the Warrants being purchased by it at the Closing, and the aggregate purchase price paid by all of the Purchasers for the Initial Shares and the Initial Warrants being purchased by them at the Closing shall be at least $22,740,250.04.

          SECTION 6.16. Amendment of AT&T Agreements. The Company, its Subsidiaries and AT&T Credit Corporation shall have entered into written amendments of any agreements to which AT&T Credit Corporation and the Company or any of its Subsidiaries are parties which restrict the Company's ability to meet all of its obligations under the Transaction Documents, the Charter, the Certificate of Designations and the By-laws, including, but not limited to, an amendment of the Parent Pledge and Support Agreement, dated October 17, 1994, between the Company and AT&T Credit Corporation to permit the payments of dividends to the holders of the Series B Preferred Shares in accordance with the Charter and Certificate of Designation to eliminate such restrictions.

          SECTION 6.17. AT&T Agreements. The Company shall have delivered to each of the Purchasers and their counsel all agreements to which AT&T Credit Corporation and the Company or any of its Subsidiaries are parties. The Company shall have delivered to each of the Purchasers and their counsel evidence, reasonably satisfactory in form and substance to each of the Purchasers and their counsel, of AT&T Credit Corporation's 7.25% equity ownership of ACSL and the Company's 92.75% ownership of ACSL and of AT&T Credit Corporation's 7.25% equity ownership of ACSFW and the Company's 92.75% ownership of ACSFW.

          SECTION 6.18. Series A Preferred Stock Investment Agreements. The Company shall have delivered to each of the Purchasers and their counsel all agreements to which both the Company (or any of its Subsidiaries) and any of the other parties to the Investment Agreement are parties and all amendments or waivers with respect to such agreements.

          SECTION 6.19.  Debt Financing Commitments.  AT&T Credit
Corporation shall have delivered to the Company a proposal letter, satisfactory in form and substance to each of the Purchasers, proposing that AT&T Credit Corporation provide $31 million in debt financing to the Company and its Subsidiaries for the buildout of the Company's special access networks.

          SECTION 6.20.  Fees of Purchaser's Counsel.  The
Company shall have paid in accordance with Section 7.6 the fees and disbursements of Purchasers' counsels invoiced at the Closing.

          SECTION 6.21.  Committees.  The compensation and audit
committees of the board of directors shall have been formed in accordance with section 6(f) of the Certificate of Designations and the number of directors constituting each such entire committee shall have been fixed at three (3).

          SECTION 6.22. Fort Worth Debt Financing. The Company shall have entered into and borrowed under a definitive, final loan and security agreement with AT&T Credit Corporation relating to the Fort Worth, Texas municipal network which is similar to, or no less favorable to the Company in any material respect than, the loan and security agreements entered into prior to the date of this Agreement by the Company or its Subsidiaries with AT&T Credit Corporation.

          SECTION 6.23. Series A Exchange and Waiver. Each share of Series A Preferred Stock shall have been exchanged for one share of Series A-1 Preferred Stock, and all shares of Series A Preferred Stock shall have been retired. Huff and Apex Investment Fund II, L.P. shall have entered into the Stock Exchange Agreement substantially in the form of Exhibit M and shall have executed the Series A Waiver with respect to the authorization and issuance of the Initial Shares and the Deferred Shares substantially in the form of Exhibit N.

          SECTION 6.24. Huff Warrants. The Company shall have issued to Huff, free and clear of all Liens, (i) a warrant entitling Huff, at its option, to purchase 100,000 shares of Common Stock at an initial exercise price of $1.79 per share in the form of Exhibit O, and (ii) a warrant entitling Huff, at its option, to purchase 100,000 shares of Common Stock at an initial exercise price of $2.50 per share in the form of Exhibit P.

          SECTION 6.25.  Director Indemnification Agreements.
The Company and each Preferred Director shall have executed a Director Indemnification Agreement substantially in the form of Exhibit Q.

          SECTION 7.  Miscellaneous

          SECTION 7.1. Definition. As used in this Agreement, the term "to the best of the knowledge of the Company" means to the best of the knowledge of the Company and its Subsidiaries after due inquiry, including knowledge of their respective books and records.

          SECTION 7.2. Legend. Each Purchaser acknowledges that the Series B Preferred Shares and the Warrants may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an applicable exemption from those registration requirements. Accordingly, as long as the sale of any Series B Preferred Shares, or any shares of common stock issuable upon conversion of those shares, held by a Purchaser or a Purchaser's transferees is subject to such restrictions, each certificate representing those shares shall bear a legend substantially as follows: "The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred in violation of that Act or the rules and regulations thereunder."

          SECTION 7.3.  Governing Law;  Consent to Jurisdiction

          SECTION 7.3.1.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the law of the state of New York applicable to agreements made and to be performed wholly in New York.

          SECTION 7.3.2. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of the Transaction Documents or any transaction contemplated by the Transaction Documents (and agrees not to commence any action, suit or proceeding relating to the Transaction Documents or any such transaction except in such courts). Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to that party's address on schedule 2.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of the Transaction documents or the transactions contemplated by the Transaction Documents in (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such action, suit or proceeding brought in any such court that such action, suit or proceeding has been brought in an inconvenient forum.

          SECTION 7.4. Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery;
(b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its or his address or facsimile number given below (or at such other address or facsimile number for that party as shall be specified by notice given under this Section 7.4):

          if to the Company, to it at:
          131 National Business Parkway
          Suite 100
          Annapolis Junction, MD  20701
          Attention:  Chief Executive Officer
          Fax:  301-490-7091

          with a copy to:
          Ross & Hardies
          Park Avenue Tower
          65 East 55th Street
          New York, New York 10022-3215
          Attention:  Kevin T. Collins, Esq.
          Fax:  212-421-5682

          if to a Purchaser, to it at the address set forth beneath its name on Schedule 2.1.

All such notices and communications shall be deemed received upon
(a) actual receipt by the addressee, (b) actual delivery to the appropriate address or (c) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

          SECTION 7.5. Further Assurances. From time to time, each party shall take such action and execute and deliver such documents as the other may reasonably request to carry out the transactions contemplated by the Transaction Documents. The Company shall prepare all reports, filings and other documents and make all filings with governmental authorities reasonably requested by any of the Purchasers and necessary for the purchase and issuance of the Series B Preferred Shares and the Warrants or the exercise of the Warrants.

          SECTION 7.6. Fees and Expenses. Except as otherwise stated in this Agreement, the Company will promptly (and in any event within 30 days after receiving any statement or invoice therefor) pay all reasonable fees, expenses and costs of the Purchasers relating to the negotiation, preparation, execution and delivery of the Transaction Documents, including, but not limited to, (i) the cost of reproducing the Transaction Documents, (ii) the reasonable fees, expenses and disbursements of the Purchasers' counsels, independent public accountants and other experts in negotiating and preparing the Transaction Documents, conducting due diligence in connection with the contemplated transactions and consummating the transactions contemplated by the Transaction Documents, (iii) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect hereof or any other document referred to herein, (iv) fees and expenses incurred by the Purchasers in respect of the enforcement of the rights granted to the Purchasers under the Transaction Documents and any other agreements or instruments contemplated thereby, including without limitation attorneys' fees and expenses and legal costs, (v) the expenses of the Purchasers relating to the consideration, negotiation, preparation or execution of any amendments, waivers or consents pursuant to the provisions hereof, whether or not any such amendments, waivers or consents are executed and (vi) reasonable fees and expenses incurred by each Purchaser in any filing with any governmental agency with respect to its investment in the Company or in any other filing with any governmental agency with respect to the Company which mentions such Purchaser; provided, however, that the Company will pay at the Closing all such fees, expenses and costs incurred prior to and through the Closing immediately upon receiving a statement or invoice therefor.

          SECTION 7.7.  Counterparts.  This Agreement may be
executed in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

          SECTION 7.8.  Equitable Relief.  The parties
acknowledge that the remedy at law for breach of this Agreement may be inadequate and that, in addition to any other remedy a party may have for a breach of this Agreement, that party may be entitled to an injunction restraining any such breach or threatened breach, or a decree of specific performance, without posting any bond or security. The remedy provided in this
Section 7.8 is in addition to, and not in lieu of, any other rights or remedies a party may have.

          SECTION 7.9.  Separability.  If any provision of this
Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          SECTION 7.10. Assignment. Any Purchaser may assign its rights under this Agreement, the Certificate of Designations and the Charter (to the extent applicable) to any third party that purchases from that Purchaser Series B Preferred Shares, the Warrants or shares of Common Stock in a private placement and agrees in writing to be bound by the provisions of this Agreement as if that assignee were that Purchaser, except that a Qualifying Holder may not assign its rights under Section 5.1(a), except to a third party that purchases from that Purchaser in a private placement at least 5,000 Series B Preferred Shares or Warrant(s) to purchase at least 50,000 shares of Common Stock.

          SECTION 7.11. Publicity. The Company shall consult with and obtain the consent of a Qualifying Holder before issuing any press release or making any other public disclosure using that Qualifying Holder's name or otherwise making reference to that Qualifying Holder, unless the release or disclosure is required to discharge the Company's legal obligations (in which case the Company shall consult with that Qualifying Holder before issuing the release or making the disclosure).

          SECTION 7.12. Entire Agreement. This Agreement is the Series B Preferred Stock and Warrant Purchase Agreement dated June 26, 1995 referred to in the Certificate of Designations. This Agreement contains a complete statement of all the arrangements among the parties with respect to its subject matter, supersedes all existing agreements among them with respect to that subject matter. Notwithstanding the foregoing, the rights of the holders of Series A-1 Preferred Stock under the Investment Agreement remain in effect, except as waived or modified pursuant to the Stock Exchange Agreement described in
Section 6.23.

          SECTION 7.13.  Amendment and Modification; Waiver of
Compliance; Conflicts.

          (a) This Agreement may be amended, modified or terminated only by a written instrument duly executed by the Company, Huff and ING.

          (b) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided that Huff and ING may effect any such waiver on behalf of all of the Purchasers.

          (c) In addition to the provisions of Section 7.13(b), any failure of the Company to comply with any obligation, covenant, agreement or condition herein may be waived by a written instrument duly executed by a majority of the holders of the Series A-1 Preferred Stock, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          SECTION 7.14. Further Issuances of Preferred Stock. Notwithstanding any other provision of this Agreement, the Company may create and issue any securities that are pari passu or junior to the Series A-1 Preferred Stock and the Series B Preferred Stock, if the securities are issued at a conversion price or an all-in effective price which is equal to or greater than $2.50 (as appropriately adjusted to reflect all Recapitalization Events, as defined in the Certificate of Designations, occurring after the date hereof) per common share equivalent and equal to or greater than the price which a reputable investment banking firm acceptable to the board of directors of the Company opines would be at least the minimum price which would be fair from a financial point of view to the Company and its stockholders in the context of the transaction. In connection with the creation or issuance of any such securities, the parties agree to cooperate fully to enable the Company to effect such creation or issuance, including, without limitation, by voting in favor thereof in connection with any amendment of the Certificate of Designations required for such creation and issuance, by exchanging the securities issued pursuant to this Agreement (including securities issued upon conversion or exchange thereof) for new securities containing substantially the same terms as such securities issued pursuant to this Agreement and by amending this Agreement or any exhibit to this Agreement as required for such creation and issuance (as long as such amendment affects all parties, other than the Company, similarly).

          SECTION 7.15. Survival of Agreements. All covenants, agreements, representations and warranties made herein or in the Registration Rights Agreement, the Stockholders Agreement, or any certificate or instrument delivered to the Purchasers pursuant to or in connection with this Agreement, the Registration Rights Agreement or the Stockholders Agreement, shall survive the execution and delivery of this Agreement, the Registration Rights Agreement and the Stockholders Agreement, the issuance, sale and delivery of the Series B Preferred Shares and Warrants, and the issuance and delivery of the shares of Common Stock upon conversion of the Series B Preferred Shares and upon exercise of the Warrants, and all statements contained in any certificate or other instrument delivered by the Company hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by the Company.

          SECTION 7.16. Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made by or on behalf of such party with any third party.

          SECTION 7.17.  Counterparts.  This Agreement may be
executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          SECTION 7.18.  Titles and Subtitles.  The titles and
subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

          IN WITNESS WHEREOF, the Company and the Purchasers have executed this Agreement as of the day and year first above written.

          THE COMPANY:


                         AMERICAN COMMUNICATIONS SERVICES, INC.




                         By:  /s/ Richard A. Kozak
                               Richard A. Kozak
                               President & COO


PURCHASERS:

     ING EQUITY PARTNERS, L.P.I.

     By:  LEXINGTON PARTNERS, L.P., its
          general partner

     By:  LEXINGTON PARTNERS, Inc.
          its general partner


     By: ___________________________________
     Name: _________________________________
     Title: ________________________________





                         The Huff Alternative Income Fund, L.P.

                         By:  WRH PARTNERS, L.L.C.
                              general partner

                         By:  PALADIN COURT CO., INC.
                              general manager


                         By:     *
                         Name:   William R. Huff
                         Title:  President
                                 * Joseph R. Thornton
                                 Attorney-in-fact

          IN WITNESS WHEREOF, the Company and the Purchasers have executed this Agreement as of the day and year first above written.

                    THE COMPANY:


                         AMERICAN COMMUNICATIONS SERVICES, INC.


                         By:
Richard A. Kozak - President & COO



                    PURCHASERS:


                         ING EQUITY PARTNERS, L.P.I.

                         By:  LEXINGTON PARTNERS, L.P., its
                              general partner

                         By:  LEXINGTON PARTNERS, Inc.
                              its general partner


                         By:  /s/ Olivier L. Trouveroy
                         Name:      Oliver L. Trouveroy
                         Title:   MANAGING DIRECTOR



                         THE HUFF ALTERNATIVE INCOME FUND, L.P.

                         By:  WRH PARTNERS, L.L.C.
                              general partner

                         By:  PALADIN COURT CO., INC.
                              general manager


                         By:
                         Name:  William R. Huff
                         Title: President



                         APEX INVESTMENT FUND I, L.P.

                         By:  APEX MANAGEMENT PARTNERS, L.P.,
                               general partner

                         By:  First Analysis Corporation,
                                general partner

                         By: /s/ George M. Middlemas
                         Name:   George M. Middlemas
                         Title:  General Partner




                         APEX INVESTMENT FUND II, L.P.

                         By:  APEX MANAGEMENT PARTNERS, L.P.,
                               general partner

                         By:  First Analysis Corporation,
                               general partner

                         By:     /s/ George M. Middlemas
                         Name:       George M. Middlemas
                         Title:      General Partner






                         THE PRODUCTIVITY FUND II, L.P.

                         By:  FIRST ANALYSIS MANAGEMENT COMPANY
                               II, its general partner

                         By:  FIRST ANALYSIS CORPORATION,
                               general partner

                         By:    /s/ F. Oliver Nicklin, Jr.
                         Name:      F. Oliver Nicklin, Jr.
                         Title:     President



                         ARGENTUM CAPITAL PARTNERS, L.P.

                         BY:  BR Associates, Inc.,
                               general partner

                         By:
                         Name:   Daniel Raynor
                         Title:  Chairman





                         ENVIRONMENTAL PRIVATE EQUITY FUND II,
                         L.P.

                         By:  Environmental Private Equity
                               Management II, L.P.,
                               its general partner

                         By:  First Analysis EPEF Management
                               Company II, general partner

                         By:  First Analysis Corporation,
                               general partner

                         By:  /s/ F. Oliver Nicklin, Jr.
                         Name:    F. Oliver Nicklin, Jr.
                         Title:   President



               DELAWARE CHARTER GUARANTEE & TRUST CO. CUSTODIAN
               FOR
               MARK B. CHASIN IRA:



                    /s/ Mark B. Chasin - Self Directed Plan
                         Mark B. Chasin
                         Self-Directed Plan


                                   GABRIELLE GREEN UNYGTMA:

                                   By:  /s/Alan Green
                                        Alan Green
                                        Custodian



                                   ZACHARY GREEN UNYGTMA:

                                   By:  /s/Alan Green,
                                        Alan Green
                                        Custodian




                                        /s/Alan Green
                                        Alan Green



                                        /s/ Christopher Green
                                           Christopher Green


                                        /s/ Jennifer Green
                                        Jennifer Green

                                        /s/Richard T. Tyner
                                           Richard T. Tyner



                                        /s/Barry Yampel
                                        Barry Yampel



                                        /s/William R. Huff
                                        William R. Huff


                                        /s/Cathy Markey Huff
                                        Cathy Markey Huff


                                   /s/Christopher L. Rafferty
                                   Christopher L. Rafferty